Exhibit 99.1(a)
Q3 2019 Earnings Prepared Comments
Chuck Kyrish, Celanese Corporation, Vice President, Investor Relations and Treasurer
This is the Celanese Corporation third quarter 2019 earnings prepared comments. The Celanese Corporation third quarter 2019 earnings release was distributed via Business Wire this afternoon and posted on our investor relations website, investors.celanese.com. As a reminder, some of the matters discussed below may include forward-looking statements concerning, for example, our future objectives and plans. Please note the cautionary language contained at the end of these comments. Also, some of the matters discussed include references to non-GAAP financial measures. Explanations of these measures and reconciliations to the comparable GAAP measures are included on our investor relations website under Financial Information/Non-GAAP Financial Measures. The earnings release and non-GAAP information and the reconciliations are being furnished to the SEC in a Current Report on Form 8-K. These prepared comments are also being furnished to the SEC in a separate Current Report on Form 8-K.
On the earnings conference call tomorrow morning, management will be available to answer questions.
Lori Ryerkerk, Celanese Corporation, Chief Executive Officer
Before commenting on third quarter financial results, I want to provide an update on the status of our Clear Lake facility. As we previously reported, at around noon on September 21, a fire occurred in the carbon monoxide (CO) production unit that we acquired earlier this year. Our on-site emergency response team rapidly extinguished the fire, resulting in no injuries and no environmental impact on our surrounding community. I would like to thank all our teams at Clear Lake for their outstanding response to this incident as well as their ongoing rebuild and restart activities.

Damage to the Clear Lake plant was isolated to a section of the CO production unit, specifically fuel gas piping, some electrical equipment, and the cooling tower. We expect the CO unit to be fully operational within the fourth quarter.
Our methanol, acetic acid, and VAM production units as well as site partner production units at Clear Lake were not damaged in the incident, however production rates were affected. Our units are returning to operation and we expect to be able to restore acetic acid and VAM to full production rates as soon as our on-site CO unit is again running. Meanwhile our commercial and supply chain teams have exercised the global reach of our Acetyl Chain (AC) network to continue serving our customers despite this disruption.
Turning to quarterly financial results, Celanese today reported third quarter 2019 GAAP diluted earnings of $2.17 per share and adjusted earnings of $2.53 per share, an increase of 6 percent over the second quarter. Despite continued demand pressure, net sales of $1.6 billion were stable sequentially as the Company grew volume 2 percent over the second quarter, offsetting the impact of a 1 percent decline in pricing and a 1 percent currency headwind.
The Acetyl Chain delivered adjusted EBIT of $191 million, with a margin of 22 percent, delivering the eighth consecutive quarter of margins over 20 percent. In the third quarter, Engineered Materials (EM) reported adjusted EBIT of $154 million at a margin of 26 percent, delivering sequential improvement despite persistently weak fundamentals across multiple end markets and disappointing affiliate performance. Acetate Tow (AT) delivered $71 million in adjusted EBIT in the quarter, reflecting continued stability in that business. Celanese generated $315 million in free cash flow in the third quarter, lifting our year to date total to $895 million. During the quarter, we returned a total of $352 million to shareholders via $77 million in cash dividends and $275 million of share repurchases. Thus far in 2019, a total of $1.0 billion in cash has been returned to Celanese shareholders.
As you may recall from our second quarter earnings call, we discussed persistently poor underlying demand fundamentals across all our businesses, which were further exacerbated by accelerated destocking in several key end markets including automotive and electronics. We indicated in July that, based on our observations, inventory levels across key markets had reached sufficiently low levels to limit further material destocking. While buying patterns through the third quarter have mostly confirmed this, we do see some pockets of residual destocking. Underlying demand, however, remains challenging and is worsening in the West, particularly in Europe. Economic indicators there remain mixed at best, especially in Germany where an export-dependent manufacturing sector has been on the brink of contraction for several quarters. The US has been the most resilient region so far in 2019 for our businesses, but we are seeing signs that the global uncertainty is starting to impact that economy more noticeably as well. Recent manufacturing data is the weakest we have seen in a decade as US export activity falls. We are closely monitoring domestic consumer activity which has been the greatest support to the US economy in 2019. As these conditions persist, our business units are working diligently and executing their business models focused on controllable actions to differentiate ourselves from competitors and from underlying markets.
Engineered Materials delivered third quarter adjusted EBIT of $154 million, an increase of 4 percent over the prior quarter despite continued demand softness, a $6 million impact from turnarounds, and challenged affiliate performance. Our teams executed the project pipeline model to commercialize 1,315 new projects in the quarter, which contributed to a sequential volume increase of 2 percent. We are on pace to exceed our objective of 4,000 project wins in 2019, driving volume growth that continues to exceed underlying market fundamentals. Pricing was down 2 percent over the second quarter as we continued to see competitive pressure in this environment, particularly in electronics and automotive. Sentiment in Europe noticeably deteriorated over last quarter as general sluggishness pressured both volume and price across most end markets there. Despite this, our teams were successful in preserving pricing spreads beyond raw material costs globally and ultimately driving adjusted EBIT margin improvement of 110 basis points over last quarter. Our base business operating profit is nearly even with the same period last year, despite the effects of market declines and significant destocking unique to 2019.

Looking specifically at automotive, by our analysis, global auto builds fell another 4 percent sequentially in the third quarter to the lowest levels we have seen in the last 4 years. To grow despite this headwind, we have continued to increase our penetration per vehicle. We are on track in 2019 to expand our per unit penetration in auto globally by a compounded annual growth rate of 11 percent since 2015, with meaningful growth in all three regions. This penetration is a function of the customized solutions we develop alongside our automotive customers for both internal combustion engine (ICE) and electric vehicles (EV). We continue to see traction with our nylon product portfolio winning multiple new ICE projects in the third quarter, placing incremental virgin and recycled nylon with OEMs in all regions. In EVs, not only are there opportunities in batteries, but there is a greater emphasis on light-weighting. As an example, we successfully developed a custom reinforced LFT product for use in the tailgate of a new EV at a large German OEM. We see tremendous opportunity within EVs and are investing strategically in our ability to serve that space. As evidence of this, our GUR capacity expansion in China, completed in the second quarter of 2019 to serve the EV battery market, is already sold out. Beyond this, there remains tremendous opportunity for us to continue to expand our auto penetration in Asia where our per unit penetration is still less than a quarter of what we sell in either the Americas or Europe.
In 2020, we will remain focused on controllable factors to drive our growth in Engineered Materials. We are in the middle of a multi-phase process to modernize and automate our EM supply chain systems, which will further drive productivity and improved product quality. We are strategically investing in our technical and commercial capabilities to serve certain high value and high growth spaces including medical, electric vehicles, and 5G telecommunications. We continue to get closer to our customers, investing in needed capacity in places like China, where we need to be faster and more nimble in serving our customers.
In Acetate Tow, we reported third quarter adjusted EBIT of $71 million at a margin of 45 percent, in line with the prior quarter and reflective of a stabilized earnings profile. Both volume and price were down slightly versus the prior quarter and flat year over year. As part of our plan to continue offsetting the secular decline of smoking, we continue to progress toward the consolidation of our production facility in Ocotlán, Mexico by the end of this month. Productivity will remain a critical component of our efforts as we forecast a steady earnings outlook for this business.
The Acetyl Chain delivered adjusted EBIT of $191 million with a margin of 22 percent as our teams continued to drive robust downstream profitability in VAM and emulsions, where demand continued to be relatively strong. Total volume sold in VAM and emulsions in the third quarter was slightly higher than the second quarter, and an impressive 16 percent higher than the same quarter in 2018. Our low-capital capacity addition in VAM, which started up in late 2018, has expanded our ability to flex and increase the amount of acid that we can consume downstream to respond to such market conditions. As a result, the Acetyl Chain delivered sequential growth, offsetting acetic acid pricing in China that remains low by historical standards, major planned turnarounds in Frankfurt VAM and Singapore acetic acid, and the impact of the unplanned outage at our Clear Lake facility at the end of the quarter.
Looking at Chinese acetic acid specifically, third quarter demand finished between first and second quarter levels, as improvement in September offset a weaker start to the quarter. This dynamic was likely due in part to accelerated purchasing activity in anticipation of the holiday commemorating the 70th Anniversary of the People's Republic of China. As a result of this as well as fairly significant outages during this time, acid utilization rates in China lifted somewhat to the mid to high seventies by our estimate. With this market backdrop, we saw some moderate acid pricing improvement in China to approximately $400 per ton, up slightly from a multi-year low in the prior quarter. Our Acetyl Chain team was able to anticipate this and place 15 percent more acid volume in China versus the prior quarter, selling quantities closer to 2018 levels. This additional contribution from acid in China offset sequentially lower acid pricing in both North America and Europe on somewhat softer underlying demand, due in part to downstream VAM outage activity in the industry.

Let me now add some additional context to the incident at Clear Lake and discuss the comprehensive operational responses that our teams implemented to minimize disruption to our customers as well as the financial impact to the company. At the time of the incident, our Singapore facility had just entered a scheduled 35 day turnaround connected with our CO supplier at that site. Our Nanjing facility was also operating at lower rates at the time as part of a voluntary reduction in response to a request from local authorities. The confluence of these dynamics created an instantaneous situation in which only 25 percent of the Celanese Acetyl Chain's global acetic acid capacity was available to us. In response, our teams in China immediately ramped up our Nanjing facility to full production rates. At the same time, our commercial teams moved quickly to source product in the market, executing various product swaps and purchases to secure approximately 50 kt of additional acid and VAM up to this point. Finally, Engineered Materials and Acetate Tow, internal downstream customers for certain acetyls products, tapped into their own inventories where possible and allowed the Acetyl Chain to divert a portion of internal product sales to external customers. As a result of these and many other activations, the Acetyl Chain was able to meet full demand in the third quarter and actually expand volume by 1 percent sequentially while limiting the financial impact of the incident in the quarter.
In the fourth quarter, we expect to continue to be able to meet contracted customer demand. Based on the current timeline, we anticipate that reduced sales, cross-regional shipments, and incremental product sourcing costs will impact the Acetyl Chain adjusted EBIT by up to $45 million in the fourth quarter. Our teams continue to work diligently to reduce these one-time impacts of the incident and return to full strength well before the end of the year.
Looking to 2020 for the Acetyl Chain, we will continue to invest in the productivity-based global acid reconfiguration that we have previously outlined, which will further elevate the foundational earnings of that business. The announced acid and methanol expansion projects at Clear Lake have received necessary permits, engineering work is progressing quickly, and major equipment has been ordered. Additionally, we believe that outage activity through the remainder of this year, including our reduced rates at Clear Lake, may help to tighten utilization rates by a few percent heading into the new year.
To sum all this up across our businesses, at this stage we now expect dampened demand to persist through at least the end of 2019. You will recall that on the second quarter earnings conference call, I characterized such a scenario as having a 3 to 5 percent impact on the full year adjusted earnings per share, versus prior guidance. We believe this scenario will play out to be true. Also factoring in the one-time financial impact of the Clear Lake incident to the fourth quarter, we expect 2019 adjusted earnings of between $9.60 and $9.80 per share. Our performance within this range will hinge on business conditions, particularly in Europe, as well as fourth quarter seasonality and the exact timing of full restart of the Clear Lake CO unit within the quarter.
Beyond delivering robust fourth quarter performance, we are squarely focused on the initiatives underway to deliver double-digit adjusted earnings per share growth next year. In Engineered Materials, we will continue to scale up our project wins, finalize our global supply chain system improvements, and further invest in our ability to serve highly-specified applications. In the Acetyl Chain, we will drive further productivity and profitability across the global network and progress with the global acid reconfiguration that will elevate the earnings power of that business. In Acetate Tow, we have productivity opportunities to continue our consistent earnings and cash generation performance. These business actions along with continued deployment of our cash to high-return investments will generate growth of 10 percent or more, with or without help from the market. As such, in 2020 we expect to generate adjusted earnings of $11 to $12 per share, with the higher end of the range achievable if we see global economic growth return to more normalized levels. As we get into the new year, we will provide additional detail from the results of the business strategy refresh underway and refine this guidance range further based on how underlying market conditions evolve.

Scott Richardson, Celanese Corporation, Chief Financial Officer
I would like to start by highlighting a few key items in reconciling GAAP diluted earnings per share and adjusted earnings per share for the third quarter. Included in that reconciliation is $8 million of accelerated depreciation and other costs related to the final preparations for the previously announced shutdown of Ocotlán flake production, scheduled for the end of October. Additionally, a total of $6 million in Certain Items were attributable to the incident at Clear Lake, including $4 million in asset impairments and $2 million in immediate cleanup and shipping costs.
I would also like to point out that the 2019 tax rate for adjusted earnings per share was revised down to 13 percent in the third quarter, based on a change in sourcing of US earnings between domestic and foreign sources and the associated impact on foreign tax credit utilization. Due to US tax reform, we have been conducting a comprehensive review of our US cost allocations. We completed this analysis in the quarter and have updated our full year tax rate. This change reduced our 2019 tax rate for adjusted earnings per share and cash taxes, and we plan to incorporate this methodology in an amended 2017 tax filing and in our 2018 return. In 2020, we anticipate a tax rate for adjusted earnings per share of 13 to 14 percent depending on the mix of jurisdictional earnings.
The US GAAP effective tax rate was 16 percent in the third quarter compared to 12 percent in the same quarter of last year. The higher rate is primarily related to the impact of functional currency differences in certain offshore jurisdictions, partially offset by the release of valuation allowance on foreign tax credits.
Looking now at our cash deployment activities, in the third quarter we spent $82 million on capital expenditures. We continue to expect that capex will approach $400 million for the full year, inclusive of the cost to repair the CO unit at Clear Lake. We continue to make meaningful headway with the global acid reconfiguration with permitting complete and engineering progressing on both Clear Lake acid and methanol. With construction in full swing starting in 2020, we expect annual capex of around

$500 million for the next few years. We will continue to prioritize investment in our businesses through capital efficient and productivity-based expansions in the Acetyl Chain and Engineered Materials.
During the third quarter we delivered $352 million to shareholders via $77 million in cash dividends and $275 million in share repurchases, reducing our outstanding share count by another 2 percent in the quarter and 10 percent over the last twelve months. Through the end of the third quarter, we have returned a total of $1.0 billion in cash to our shareholders year to date. We remain committed to paying a consistently growing dividend and utilizing cash on hand to opportunistically reinvest in Celanese through share repurchases.
We continue to expect free cash flow generation between $1.1 and $1.2 billion for the full year, with the impacts of the Clear Lake outage factored in.
This concludes our prepared remarks. We look forward to discussing our third quarter results and addressing your questions on our earnings call tomorrow.

Forward-Looking Statements
These prepared comments contain "forward-looking statements," which include information concerning the Company's plans, objectives, goals, strategies, future revenues, performance, capital expenditures, and other information that is not historical information. All forward-looking statements are based upon current expectations and beliefs and various assumptions. There can be no assurance that the Company will realize these expectations or that these beliefs will prove correct. There are a number of risks and uncertainties that could cause actual results to differ materially from the results expressed or implied in the forward-looking statements contained in these comments. These risks and uncertainties include, among other things: changes in general economic, business, political and regulatory conditions in the countries or regions in which we operate; the length and depth of product and industry business cycles, particularly in the automotive, electrical, textiles, electronics and construction industries; changes in the price and availability of raw materials, particularly changes in the demand for, supply of, and market prices of ethylene, methanol, natural gas, wood pulp and fuel oil and the prices for electricity and other energy sources; the ability to pass increases in raw material prices on to customers or otherwise improve margins through price increases; the ability to maintain plant utilization rates and to implement planned capacity additions and expansions; the ability to reduce or maintain current levels of production costs and to improve productivity by implementing technological improvements to existing plants; the ability to identify desirable potential acquisition targets and to consummate acquisition or investment transactions consistent with the Company's strategy; increased price competition and the introduction of competing products by other companies; market acceptance of our technology; the ability to obtain governmental approvals and to construct facilities on terms and schedules acceptable to the Company; changes in tariffs, tax rates or legislation; changes in the degree of intellectual property and other legal protection afforded to our products or technologies, or the theft of such intellectual property; compliance and other costs and potential disruption or interruption of production or operations due to accidents, interruptions in sources of raw materials, cyber security incidents, terrorism or political unrest or other unforeseen events or delays in construction or operation of facilities, including as a result of geopolitical conditions, the occurrence of acts of war or terrorist incidents or as a result of weather or natural disasters; potential liability for remedial actions and increased costs under existing or future environmental regulations, including those relating to climate change; potential liability resulting from pending or future litigation, or from changes in the laws, regulations or policies of governments or other governmental activities in the countries in which we operate; changes in currency exchange rates and interest rates; our level of indebtedness, which could diminish our ability to raise additional capital to fund operations or limit our ability to react to changes in the economy or the chemicals industry; and various other factors discussed from time to time in the Company's filings with the Securities and Exchange Commission. Any forward-looking statement speaks only as of the date on which it is made, and the Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances.

Results Unaudited
The results in this document, together with the adjustments made to present the results on a comparable basis, have not been audited and are based on internal financial data furnished to management. Quarterly results should not be taken as an indication of the results of operations to be reported for any subsequent period or for the full fiscal year.

Non-GAAP Financial Measures
These prepared comments, and statements made in connection with these prepared comments, refer to non-GAAP financial measures. For more information on the non-GAAP financial measures used by the Company, including the most directly comparable GAAP financial measure for each non-GAAP financial measures used, including definitions and reconciliations of the differences between such non-GAAP financial measures and the comparable GAAP financial measures, please refer to the Non-US GAAP Financial Measures and Supplemental Information document available on our website, investors.celanese.com, under Financial Information/Non-GAAP Financial Measures.